EXHIBIT 99.4

ARCHER AVIATION INC.

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (this “Agreement”) is made as of ______________________ by and between Archer Aviation Inc., a Delaware corporation (the “Company”), _____________________ (the “Stockholder”) and ________________ (the “Founder”).

RECITALS

On __________________, the Company sold and issued ___________________ shares of its Common Stock (the “Shares”) to the Stockholder at a purchase price of $__________ per Share (the “Original Purchase Price”). The Stockholder is a wholly owned entity of the Founder. The Company, the Founder and the Stockholder recognize that, in order to provide the Company with an enhanced opportunity to raise additional capital for the benefit of all holders of capital stock of the Company, including the Stockholder, it is necessary and appropriate for the Stockholder to agree to subject the Shares to a repurchase option in favor of the Company in the event of the voluntary or involuntary termination of the employment or consulting relationship of the Founder with the Company and to certain other restrictions on the transfer of the Shares. Stockholder is the sole owner of the Shares and the Shares are free and clear of any pledge, lien, security interest, encumbrance or equitable interest and that there are no outstanding options, warrants or other rights to purchase the Shares; and the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any approval, consent, ratification, waiver or authorization of any third party or breach any obligation or agreement of Stockholder with any third party.

AGREEMENT

In consideration of the foregoing, the parties hereto agree as follows:

1.            Limitations on Transfer. The Stockholder shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Repurchase Option (as defined below). After any Shares have been released from the Repurchase Option, the Stockholder shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions below, the transfer restrictions set forth in the Company’s Bylaws and applicable securities laws.

(a)	Repurchase Option.

(i)            In the event of the voluntary or involuntary termination of Founder’s Continuous Service Status (as defined below) as a representative providing services on behalf of the Stockholder for any reason (including death or Disability (as defined below)), with or without cause, the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of three months from such date to repurchase all or any portion of the Unvested Shares (as defined below) held by Stockholder as of the Termination Date at the Original Purchase Price per Share (adjusted for any stock splits, stock dividends and the like) specified in the recital above. “Continuous Service Status” means the absence of any interruption or termination of service as an Employee (as defined below) or Consultant (as defined below). Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (A) Company approved sick leave; (B) military leave; (C) any other bona fide leave of absence approved by the Company. Also, Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or affiliates, or their respective successors, or a change in status from an Employee to a Consultant or from a Consultant to an Employee. “Consultant” means any person, including an advisor but not an Employee (as defined below), who is engaged by the Company, or any parent, subsidiary or affiliate, to render services (other than capital-raising services) and is compensated for such services, and any Director (as defined below) whether compensated for such services or not. “Director” means a member of the Board of Directors of the Company. “Disability” means “disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). “Employee” means any person employed by the Company, or any parent, subsidiary or affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Board of Directors of the Company in its sole discretion, subject to any requirements of applicable laws, including the Code. The payment by the Company of a director’s fee shall not be sufficient to constitute “employment” of such director by the Company or any parent, subsidiary or affiliate. “Unvested Shares” means Shares that have not yet been released from the Repurchase Option.

(ii)           Unless the Company notifies Stockholder within three months from the Termination Date that it does not intend to exercise its Repurchase Option with respect to some or all of the Unvested Shares, the Repurchase Option shall be deemed automatically exercised by the Company as of the end of such 3-month period following such Termination Date, provided that the Company may notify Stockholder that it is exercising its Repurchase Option as of a date prior to the end of such 3-month period. Unless Stockholder is otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Option as to some or all of the Unvested Shares to which it applies at the time of termination, execution of this Agreement by Stockholder constitutes written notice to Stockholder of the Company’s intention to exercise its Repurchase Option with respect to all Unvested Shares to which such Repurchase Option applies. The Company, at its choice, may satisfy its payment obligation to Stockholder with respect to exercise of the Repurchase Option by either (A) delivering a check to Stockholder in the amount of the purchase price for the Unvested Shares being repurchased, or (B) in the event Stockholder is indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Option pursuant to this Section 1(a)(i) in which Stockholder is indebted to the Company, such indebtedness equal to the purchase price of the Unvested Shares being repurchased shall be deemed automatically canceled as of the end of the 3-month period following the Termination Date unless the Company otherwise satisfies its payment obligations. As a result of any repurchase of Unvested Shares pursuant to this Section 1(a), the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being repurchased by the Company, without further action by Stockholder.

(iii)          100% of the Shares shall initially be subject to the Repurchase Option (the “Vesting Shares”). Subject to the Continuous Service Status of Founder, 1/48th of the Vesting Shares shall be released from the Repurchase Option on the one month anniversary of this Agreement, and an additional 1/48th of the Vesting Shares shall be released from the Repurchase Option on the corresponding day of each month thereafter (and if there is no corresponding day, the last day of the month), until all Vesting Shares are released from the Repurchase Option; provided, however, that such scheduled releases from the Repurchase Option shall immediately cease as of the Termination Date. Fractional shares shall be rounded to the nearest whole share.

(b)           Right of First Refusal. Before any Shares held by the Stockholder or any transferee of the Stockholder (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 1(b) (the “Right of First Refusal”).

(i)            Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer, including (without limitation) the purchase price for such Shares (the “Purchase Price”). The Holder shall offer the Shares at the Purchase Price and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

(ii)           Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase any or all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the Purchase Price, provided that if the Purchase Price consists of no legal consideration (as, for example, in the case of a transfer by gift), the purchase price will be the fair market value of the Shares as determined in good faith by the Company’s Board of Directors. If the Purchase Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Company’s Board of Directors in good faith.

(iii)          Payment. Payment of the Purchase Price shall be made, at the election of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness, or by any combination thereof within 60 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(iv)          Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 1(b), then the Holder may sell or otherwise transfer any unpurchased Shares to that Proposed Transferee at the Purchase Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 1 shall continue to apply to the Shares in the hands of such Proposed Transferee. The Company, in consultation with its legal counsel, may require the Holder to provide an opinion of counsel evidencing compliance with applicable securities laws. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(v)           Exception for Certain Affiliate Transfers. Anything to the contrary contained in this Section 1(b) notwithstanding, the transfer of any or all of the Shares of the Stockholder to an Affiliate shall be exempt from the provisions of this Section 1(b). “Affiliate” as used herein shall mean with respect to the Stockholder, any other entity that, directly or indirectly, controls, is controlled by, or is under common control with such entity, including without limitation any general partner, managing member, officer, director or trustee of such entity, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such entity. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 1.

       (c)            Company’s Right to Purchase upon Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including divorce or death, but excluding a transfer to Immediate Family as set forth in Section 1(b)(v) above) of all or a portion of the Shares by the record holder thereof, the Company shall have the right to purchase any or all of the Shares transferred at the fair market value of the Shares on the date of transfer (as determined by the Company). Upon such a transfer, the Holder shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice from the Holder.

       (d)            Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any holder or holders of capital stock of the Company or other persons or organizations.

       (e)            Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Option. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

       (f)             Termination of Rights. The Right of First Refusal granted the Company by Section 1(b) above and the right to repurchase the Shares in the event of an involuntary transfer granted to the Company by Section 1(c) above shall terminate upon (i) the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act,” other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan) or (ii) any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations if the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Securities Exchange Act of 1934, as amended.

       (g)            Lock-up Agreement. Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the capital stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of capital stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1(g) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Stockholder if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 1(g) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 1(g) or that are necessary to give further effect thereto.

2.            Escrow of Unvested Shares. For purposes of facilitating the enforcement of the provisions of Section 1 above, the Stockholder agrees to deliver a Stock Power in the form attached to this Agreement as Exhibit A executed by Stockholder and by the Founder’s spouse (if required for transfer), in blank, and such stock certificate(s), if any, to the Secretary of the Company, or the Secretary’s designee, to hold such Shares (and stock certificate(s), if any) and Stock Power in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. The Stockholder hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable.

The Stockholder agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. The Stockholder agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

3.            Representation and Warranty of the Stockholder and Founder.      The Stockholder and Founder hereby represent and warrant to the Company as follows:

(a)	That _________________ is an entity wholly owned by _________.

(b)            That the Stockholder is the sole owner of the Shares and the Shares are free and clear of any pledge, lien, security interest, encumbrance or equitable interest and that there are no outstanding options, warrants or other rights to purchase the Shares.

(c)            That the and the execution and delivery of this Agreement by Stockholder and Founder does not, and the performance of this Agreement by Stockholder and Founder will not, require any approval, consent, ratification, waiver or authorization of any third party or breach any obligation or agreement of Stockholder or Founder with any third party.

4.            Restrictive Legends and Stop-Transfer Orders.

(a)            Legends. Any certificate representing the Shares or, in the case of uncertificated securities, any notice of issuance with respect to the Shares, shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

(i)            “THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(ii)           “THE SECURITIES REFERENCED HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE.”

(iii)          “THE TRANSFER OF THE SECURITIES REFERENCED HEREIN IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S BYLAWS, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. THE COMPANY SHALL NOT REGISTER OR OTHERWISE RECOGNIZE OR GIVE EFFECT TO ANY PURPORTED TRANSFER OF SECURITIES THAT DOES NOT COMPLY WITH SUCH TRANSFER RESTRICTIONS.”

(b)           Stop-Transfer Notices. The Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)           Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(d)           Legend Removal. When all of the following events have occurred, the Shares then held by the Stockholder will no longer be subject to the legend specified in Section 4(a)(ii) above and the Company will remove any stop-transfer notices associated with the transfer restrictions imposed by this Agreement:

(i)	the termination of the Right of First Refusal;

(ii)	the expiration or exercise in full of the Repurchase Option; and

(iii)          the expiration or termination of the lock-up provisions of Section 1(g) (and of any agreement entered pursuant to Section 1(g)).

After such time and upon Stockholder’s request, a new certificate or certificates representing the Shares not repurchased or, in the case of uncertificated securities, a new notice of issuance with respect to the Shares, shall be issued without the legend specified in Section 4(a)(ii) and delivered to Stockholder.

(e)           Required Notices. The Stockholder acknowledges that the Shares are issued and shall be held subject to all the provisions of this Section 3, the Certificate of Incorporation and the Bylaws of the Company and any amendments thereto, copies of which are on file at the principal office of the Company. A statement of all of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and/or series of shares of stock of the Company and upon the holders thereof may be obtained by any stockholder upon request and without charge, at the principal office of the Company, and the Company will furnish any stockholder, upon request and without charge, a copy of such statement. Stockholder acknowledges that the provisions of this Section 3 shall constitute the notices required by Sections 151(f) and 202(a) of the Delaware General Corporation Law and the Stockholder hereby expressly waives the requirement of Section 151(f) of the Delaware General Corporation Law that it receive the written notice provided for in Sections 151(f) and 202(a) of the Delaware General Corporation Law within a reasonable time after the issuance of the Shares.

5.            No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent, subsidiary or affiliate of the Company, to terminate the Stockholder’s employment or consulting relationship, for any reason, with or without cause.

6.            Acceleration of Vesting Following Change of Control and Termination. Notwithstanding the foregoing, if there is a Change of Control and if Purchaser’s Continuous Service Status is terminated by the Company (or successor thereof) within twelve (12) months of the consummation of such Change of Control, other than for Cause, or is terminated by Purchaser for Good Reason, then the Unvested Shares shall accelerate such that the Repurchase Option in Section 1(a) above shall lapse as to 100% of the Unvested Shares. As used herein, “Change of Control” means (a) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (b) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (c) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (i) change the jurisdiction of the Company’s incorporation, (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (iii) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means a corporation, limited liability company or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s, limited liability company’s or other entity’s voting securities outstanding immediately after such transaction.

7.	Miscellaneous.

(a)           Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of New York or the federal courts of the United States located in New York and no other courts.

(b)           Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)           Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d)           Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(e)           Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)           Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h)           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

(i)            Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Stockholder hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

The parties have executed this Stock Restriction Agreement as of the date first set forth above.

THE COMPANY:

ARCHER AVIATION INC.

By:
(Signature)

Name:
Title:

Address:

STOCKHOLDER:

By:

Name:

Title:

Address:

Email:

FOUNDER:

SIGNATURE PAGE TO STOCK RESTRICTION AGREEMENT

EXHIBIT A

STOCK POWER

Instructions: Please do not fill in any blanks other than the signature line. The purpose of this Stock Power is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of Holder.

FOR VALUE RECEIVED, the undersigned ("Holder"), hereby sells, assigns and transfers unto                                                                         ("Transferee")                                             shares of the Common Stock of Archer Aviation Inc., a Delaware corporation (the "Company"), standing in Holder's name on the Company's books as Certificate No.                                                                  whether held in certificated or uncertificated form, and does hereby irrevocably constitute and appoint                                                                      to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated:	HOLDER:

Name:

Title:

Address:

Email:

This Stock Power may only be used as authorized by the Stock Restriction Agreement between the Holder, the Founder (as defined therein) and the Company, dated                      and the exhibits thereto.